Exhibit 10.41.2

Addendum 1

to the

Synplicity Variable Incentive Pay Plan

Eligibility of Employees of Swedish Subsidiary

WHEREAS, Synplicity, Inc. (the “Company”) has a wholly owned Swedish subsidiary called Synplicity AB, and that Synplicity AB has a wholly owned Swedish subsidiary called Hardi Electronics AB (“Hardi”); and

WHEREAS, the Company would like to include current and future employees of Hardi (or any successor organization to Hardi) in its Variable Incentive Pay Plan (“VIPP”);

NOW, THEREFORE:

1. Employees of Hardi are eligible to participate in the VIPP as of June 11, 2007, unless otherwise stated in their employment contract, provided they meet the eligibility criteria set out in the VIPP, including the exclusion of those employees who receive commission pay, but not the criteria of those who work less than full time, defined as 30 or more hours a week. All Hardi employees, including those scheduled to work fewer than 30 hours per week, are eligible to participate in the VIPP, except those who receive commission pay.

2. Payment of the VIPP to employees of Hardi is subject to Swedish labor laws in regards to employment, dispute resolution and applicable statutory payments, taxes, and fees. All other terms and conditions of the VIPP apply.

3. Employees of the Swedish entity will receive payment through the Hardi payroll, as their employment contract terms stipulate. VIPP payments will be paid through Hardi accounting processes and follow the usual and customary practices of the Hardi employee payroll.

4. This Addendum also applies to employees of any successor organization to Hardi owned by Synplicity AB, whether such successor organization is due to name change, change of corporate structure, or the like, without further action.